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                                  EXHIBIT 21.1

                  List of Subsidiaries of Amexdrug Corporation


                                  State of                Names under Which
Name of Subsidiary        Incorporation/Organization       They do Business
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Dermagen, Inc.                      California       Dermagen, Inc.
Allied Med, Inc.                    Oregon           Allied Med, Inc.
Royal Health Care, Inc.             Nevada           Royal Health Care, Inc.
                                                     Royal Health Care Company
BioRx Pharmaceutials, Inc.          Nevada           BioRx Pharmaceuticals, Inc.












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